Exhibit 10.1

                             ZOOM TELEPHONICS, INC.
                      INTERNATIONAL DISTRIBUTOR AGREEMENT


This AGREEMENT is made as of the 10th day of October 2001 by and between Zoom Telephonics, Inc., a corporation organized under the laws of the state of Delaware, which has a usual place of business at 207 South Street, Boston, Massachusetts 02111 (hereinafter "ZOOM") and Olusum, a partnership organized under the laws of Turkey, which has a usual place of business at: Ergenekon Cad. Bilgic Sok; No: 1-3, Kat: 4; 80260 Ferikoy; Instanbul; Turkey (hereinafter "DISTRIBUTOR").

1.       Facts

     ZOOM designed and created the PRODUCTS, as hereinafter defined, and is the owner of or has rights to all trade secret, trademark, patent, and other intellectual property rights associated with the PRODUCTS. DISTRIBUTOR desires to obtain certain rights to distribute the PRODUCTS for resale in the TERRITORY, as that term is hereinafter defined.

2.       Definitions

     (a) "PRODUCT" as used in this Agreement, means the modems, faxmodems, and other items that are described in Exhibit A, which is attached hereto and incorporated herein.

     (b) "TERRITORY" as used in this Agreement, means the geographic areas described in Exhibit B, which is attached hereto and incorporated herein by reference.

3. Appointment

     (a) Subject to the terms of the Agreement, ZOOM hereby appoints DISTRIBUTOR as a non-exclusive distributor of the PRODUCTS in the TERRITORY. Said appointment applies only to DISTRIBUTOR'S establishment at the above address and other sales offices in the TERRITORY. Accordingly, DISTRIBUTOR shall refrain from actively soliciting customers, establishing any branch, or maintaining any distribution center with respect to the PRODUCTS outside the TERRITORY. ZOOM reserves the right to appoint additional DISTRIBUTORS in the TERRITORY as its best judgment may dictate. DISTRIBUTOR accepts this appointment only on the basis of its own opinion of potential sales in the TERRITORY as its best judgment may dictate. DISTRIBUTOR accepts this appointment only on the basis of its own opinion of potential sales in the TERRITORY and not on the basis of any representations made by ZOOM or its representatives.

     (b) Subject to the terms of this Agreement, ZOOM hereby grants DISTRIBUTOR a non-exclusive, non transferable, license to use the trademarks identified in Exhibit C, which is attached hereto and incorporated herein, in connection with DISTRIBUTORS marketing, sales, and distribution of PRODUCTS.

4.       Prices and Terms of Payment

     (a) DISTRIBUTOR will pay ZOOM'S distributor price for each unit of the PRODUCTS shipped to DISTRIBUTOR, set forth in the Distributor Price List, subject to revision from time to time. The current Distributor Price List is set forth in Exhibit D, attached hereto and incorporated herein. ZOOM shall determine the distributor price, and may change that price from time to time in its sole discretion, provided however, that ZOOM shall give at least thirty (30) days notice of any price increase. The amount to be paid by DISTRIBUTOR shall be based on the distributor price in effect on the date of the order (i) received or (ii) shipped, whichever is lower.

     (b) All prices quoted to DISTRIBUTOR for PRODUCTS under this Agreement and all amounts payable to ZOOM shall be in U.S. Dollars. If, by law, regulations or fiscal policy of particular countries, conversion into or transfer to United States Dollars is restricted or forbidden, notice thereof in writing will be given to ZOOM and payment of all amounts due hereunder shall be made through such lawful means or methods as ZOOM designates.

     (c) All payments, including charges for the purchase price, taxes, shipping, and other costs that are payable by DISTRIBUTOR shall be (i) prepaid or (ii) paid by site letter of credit at a bank in the United States acceptable to ZOOM, OR (iii) at the sole discretion of ZOOM and upon written consent of exceeding, the maximum amount of an irrevocable standby letter of credit acceptable to ZOOM or (iv) upon such other payment terms as may be agreed to in writing by ZOOM and set forth on Exhibit D, which is attached hereto and incorporated herein.

5.       Purchase Orders, Shipping and Returns

     (a) DISTRIBUTOR may submit purchase orders by mail, telecopy, telex, telephone, or any other form of communication, provided that all oral purchase orders will be confirmed in writing. ZOOM may, but is not required to, ship the ordered PRODUCTS prior to its receipt of written confirmation of the purchase order. Orders will be deemed accepted by ZOOM when acknowledged in writing by ZOOM'S standard forms then prevailing or when the ordered PRODUCTS are shipped by ZOOM.

     (b) At the time of acceptance of each order from DISTRIBUTOR, ZOOM shall quote its estimated lead time for shipment, and will use reasonable efforts to meet quoted lead times, but ZOOM shall not be liable to DISTRIBUTOR or any person claiming under DISTRIBUTOR for either delays or failure to ship any PRODUCT for any cause whatsoever.

     (c) ZOOM will package, whenever possible, its PRODUCTS in containers designed to allow ease of handling and storage by DISTRIBUTOR. ZOOM shall have the right, in its sole discretion, to change package design without prior notice to DISTRIBUTOR. Where standard bulk or quantity packaging will contribute towards expedient service, ZOOM may, at its discretion, use such packaging.

     (d) To the extent possible, all orders will be shipped in the manner requested by DISTRIBUTOR at the time of order. In the event that DISTRIBUTOR does not specify a means of shipment, or shipment by such means is not possible, ZOOM will ship the order by a freight forwarder it selects. All shipments will be made F.O.B ZOOM'S U.S. warehouse.

     (e) PRODUCTS shall be returned to ZOOM only after receipt by DISTRIBUTOR of written Return Authorization Form from ZOOM obtained in advance of the return, which authorization, if given, shall specify the terms and conditions under which any such return shall be made. Such consent may provide for a handling charge to cover the cost of putting the returned PRODUCTS in salable condition. DISTRIBUTOR will be responsible for furnishing ZOOM with information necessary for issuance of authorizations for warranty returns. In all cases, final decision as to replacement or credit is dependent upon the results of inspection and testing of returned PRODUCTS by ZOOMS Quality Control Department. Unauthorized returns will be reshipped to DISTRIBUTOR freight collect. All returns should be shipped to ZOOM freight prepaid. All authorized returns serviced by ZOOM under warranty terms will be returned to DISTRIBUTOR freight prepaid.

6.       Marketing and Promotional Materials

     (a) During the term of this Agreement, DISTRIBUTOR shall exercise its best efforts in order to promote the sale of and sell the PRODUCTS in the TERRITORY; shall maintain an adequate business organization for such purposes; shall visit all customers and keep them fully informed of new products and product developments; shall list all of ZOOM'S PRODUCTS in DISTRIBUTOR'S catalogs; shall, in an expeditious manner, answer and follow up on all customer inquires with respect to the PRODUCTS; and shall establish and maintain an adequate distribution warehouse for the PRODUCTS.

     (b) ZOOM will provide reasonable quantities of existing brochures and other promotional materials, in the English language, as requested by DISTRIBUTOR. Such materials shall be provided free of charge, except that DISTRIBUTOR shall pay all shipping costs attributable to such materials. ZOOM hereby grants DISTRIBUTOR the right to make and use copies of ZOOM'S promotional materials in identical form. DISTRIBUTOR, at it's sole expense, may translate any existing brochures and promotional material into languages other than English. DISTRIBUTOR shall furnish ZOOM with copies of such material for its review and prior approval before any distribution or use is made of such material. DISTRIBUTOR may also develop its own brochures, advertising and promotional material for use in the TERRITORY, subject, in each instance, to the prior written approval of ZOOM. ZOOM will provide DISTRIBUTOR, upon request, with existing photographs and graphic materials for such purposed. ZOOM may, from time to time, participate in cooperative advertising programs and may offer advertising credits or other promotional programs or incentives, but only with ZOOM'S prior written authorization in each instance, and except in such instances, ZOOM shall have no obligation or liability to DISTRIBUTOR or any third party.

     (c) DISTRIBUTOR shall deliver to ZOOM, on or before the 10th day of each month, a Monthly Business Report, as hereinafter described, for the preceding calendar month. A Monthly Business Report shall contain such information as may from time to time be specified by ZOOM, including without limitation, the following: (I) inventory of each PRODUCT at the end of each month; (ii) forecasted sales of each PRODUCT, on a monthly basis, for the following six months; (iii) feedback from customers with installed PRODUCTS; (iv) a description (with copies, if available) of any scientific or commercial papers or articles published that discuss the PRODUCTS; and (v) a description of competitors activities within the TERRITORY known to DISTRIBUTOR. ZOOM may communicate with any customer or potential customer regarding any matter, including, but not limited to, any amendment to or termination of this Agreement.

     (d) ZOOM will provide DISTRIBUTOR with such sales and technical assistance as ZOOM customarily provides its foreign distributors of the PRODUCTS.

7.       Inventory Maintenance and Minimum Sales

     (a) DISTRIBUTOR acknowledges that it can only provide prompt service to its customers by maintaining a minimum representative inventory of PRODUCTS. ZOOM and DISTRIBUTOR will annually review DISTRIBUTOR'S inventory and agree upon minimum quantity of each PRODUCT that DISTRIBUTOR should carry and inventory. As ZOOM develops new PRODUCTS, DISTRIBUTOR shall maintain in inventory adequate quantities of each such PRODUCT to meet its obligations hereunder.

     (b) During the initial one year term of this Agreement, DISTRIBUTOR agrees that its minimum sales of PRODUCTS, net any of its discounts, returns, shipping, insurance and other costs, shall be not less than the amount set forth on Exhibit E. If the term of this Agreement should be extended pursuant to Section 19(a) below, ZOOM and DISTRIBUTOR shall agree on applicable minimum quantities during the prior term.

8.       Warranties

     (a) The literature accompanying the packaged PRODUCTS contains all warranties, representations, and disclosures concerning the PRODUCTS and its use. DISTRIBUTOR has no authority, express or implied, to make any warranties, representations, or disclosures, beyond those provided by ZOOM with the PRODUCTS.

     (b) EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT AND EXCEPT FOR THE WARRANTY OF TITLE, ZOOM MAKES NO WARRANTIES TO DISTRIBUTOR, EXPRESS OR IMPLIED, INCLUDING NO WARRANTIES AGAINST INFRINGEMENT OR WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

     (c) Any PRODUCTS returned to DISTRIBUTOR during the warranty period shall be tested by DISTRIBUTOR to determine whether the PRODUCT is defective. If the PRODUCT is not defective, DISTRIBUTOR , at its cost, shall return the product to the customer. If the PRODUCT is defective, DISTRIBUTOR shall, upon receipt from ZOOM of a Return Authorization Form, return the defective PRODUCT to ZOOM, freight prepaid and ZOOM shall repair or replace the PRODUCT and return, freight prepaid to DISTRIBUTOR or at ZOOM'S option, issue a credit to DISTRIBUTOR.

9.       Intellectual Property Rights

     (a) Nothing contained in this agreement may be interpreted or construed to transfer any of ZOOM'S right, title or interest in the trade secrets, trademarks, patents, or other intellectual property rights associated with the PRODUCTS to DISTRIBUTOR, except insofar as the grant of the licenses contained in this Agreement conveys the limited right to use certain trademarks or other intellectual property rights.

     (b) Without limiting the foregoing, DISTRIBUTOR acknowledges that the PRODUCTS are protected by various patents and agrees not to use or exploit these patents, or any know-how or technical information associated with them, except as needed to fulfill its obligation or to exercise its rights under this Agreement.

     (c) DISTRIBUTOR shall not claim any rights in, nor seek to register any of ZOOM'S trade names, trademarks, or service marks in any jurisdiction, provided that, at ZOOM'S request, DISTRIBUTOR shall cooperate with ZOOM in its efforts to register or otherwise protect its marks, including any registration of DISTRIBUTOR as an authorized user of such marks. Any registration of ZOOM'S trademarks shall be owned by ZOOM.

10.      Infringement

     (a) In the event that any claim, suit, or other legal proceeding is threatened or commenced against DISTRIBUTOR that is founded, in whole or in part, on an allegation that the PRODUCTS infringe trade secret, trademark, patent or other intellectual property rights belonging to a third party, DISTRIBUTOR will give ZOOM prompt written notice of such legal proceedings and ZOOM may elect to control the defense to or settlement of such dispute. In the event that DISTRIBUTOR cannot reasonably anticipate that ZOOM will receive notice of such legal proceeding at least twenty (20) days prior to the date on which any action needs to be taken to preserve and protect ZOOM'S rights, DISTRIBUTOR shall take such action on behalf of ZOOM. DISTRIBUTOR shall cooperate with ZOOM in any defense or settlement made by ZOOM. DISTRIBUTOR shall not enter into any settlement, agreement or other voluntary resolution of any such claim, suit or other legal proceeding without obtaining ZOOM'S prior written consent thereto. If DISTRIBUTOR has complied with the procedures set forth in this Section 10. ZOOM will indemnify and hold DISTRIBUTOR harmless from and against any loss, cost, damage, or other expenses incurred by DISTRIBUTOR as a result of such legal proceeding. This indemnification provision shall be null and void with respect to any PRODUCTS that have been modified or tampered with in any way by DISTRIBUTOR or its employees or independent contractors without the express written consent of ZOOM, provided that such modification or tampering created the condition or occurrence underlying the legal proceeding on which DISTRIBUTORS claim for indemnity is based. This indemnity shall be DISTRIBUTOR'S exclusive remedy, and ZOOM'S exclusive obligation and liability, in connection with the intellectual property claims or third parties.

     (b) If ZOOM knows or has reason to believe that the sale, use, or distribution of a PRODUCT does or may infringe the intellectual property rights of a third party, ZOOM may require DISTRIBUTOR to cease all further marketing, distribution, and sales of the PRODUCT. ZOOM agrees to reimburse, at DISTRIBUTOR'S cost all new and unused units in DISTRIBUTOR'S inventory of any PRODUCT which ZOOM has prohibited to be sold hereunder.

11.      Confidential Information

     (a) All information conveyed by either party to the other concerning technical, manufacturing, financial or marketing matters shall be deemed to be confidential, unless the party conveying such information clearly identifies it as non-confidential information.

     (b) DISTRIBUTOR acknowledges that in connection with its responsibilities hereunder, ZOOM will disclose certain technical information which is highly confidential and trade secrets, and ZOOM agrees to treat this information as strictly confidential, in accordance with paragraph (c) below.

     (c) Neither party will disclose to any third party confidential information conveyed to it by the other party unless such information (i) is shown by documentary evidence to have been known by the disclosing party prior to its disclosure by the other party; or (ii) is or becomes publicly known through publication or otherwise and through no wrongful act of the disclosing party; or
(iii) is received from a third party who rightfully discloses it without restriction on its subsequent disclosure and without breach of this Agreement; or (iv) is shown by documentary evidence to have been independently developed by the disclosing party; or (v) is disclosed pursuant to the lawful requirement of a governmental agency or by order of a court of competent jurisdiction or disclosure is permitted by operation of law, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and that the disclosing party notifies the other as soon as practicable after it learns that such disclosure is required or has been demanded. Each party will take whatever action is necessary or appropriate to ensure that its employees, officers, and directories comply with the provisions of this Section 11 both during and after the time they serve in such capacities.

12.      Assignment

     DISTRIBUTOR may not assign any of its rights or delegate any of its obligations under this Agreement to any third party without the express written consent of ZOOM.

13.      Taxes

     (a) DISTRIBUTOR will pay, or reimburse ZOOM for any taxes, duties and tariffs, however designated, arising from or based upon ZOOM'S sale of the PRODUCT to DISTRIBUTOR, this Agreement, the licenses granted pursuant to the Agreement, or DISTRIBUTOR'S use of sale of the PRODUCTS, but not including any income or corporate excise tax assessed against, or levied on , ZOOM.

     (b) If applicable, DISTRIBUTOR shall furnish ZOOM with whatever certificates or other instruments may be necessary or appropriate to evidence that ZOOM'S sales of the PRODUCTS to DISTRIBUTOR are not subject to tax under applicable law.

14.      Notices

     Notices required or permitted to be given under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be delivered in person or sent by international courier or express mail, by telex or telecopy, or by other means that provides proof of delivery to the address of the parties set forth at the beginning of this Agreement, or to such other address of which a party gives notice to the other as provided in this paragraph. All notices shall be deemed effective on the earlier of the date of actual receipt or five days after transmission as provided above.

15.      Independent Contractor Status

     ZOOM and DISTRIBUTOR are independent contractors, and this Agreement shall not be deemed to constitute either party the partner, joint venture, franchisee, servant, employee, or agent of the other.

16.      Waiver

     The waiver by either party of a default or breach of any position of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach.

17.      Limitation of Liability

     In no event will either party be liable to the other for special ,incidental, or consequential damages arising out of the transactions covered by this Agreement or out of the use or sale of the PRODUCT.

18.      Non-Competition

     DISTRIBUTOR has previously disclosed in Exhibit F attached hereto, any products which it currently manufactures, markets or distributes that are used for a purpose that is the same or substantially similar to the purpose for which any product is used. So long as this Agreement is in effect, DISTRIBUTOR shall give not less than sixty (60) days written notice to ZOOM if it intends in the future to manufacture, market, or distribute in the Territory any product, whether now existing or hereafter developed, that is used for a purpose that is the same as or substantially similar to the purpose for which any PRODUCT is used. If ZOOM does not, in its sole discretion, elect to give its written consent to such manufacture, marketing, or distribution, ZOOM may elect to terminate this Agreement pursuant to Section 19 9d) below without further liability of any nature or kind.

19.      Terms and Termination

     (a) This agreement is in effect for one (1) year from the date first written above. Upon the mutual written consent of both parties, the Agreement may be renewed for successive periods of one (1) year. Absent any such written consent, this Agreement may only be terminated as provided below. ZOOM shall have no obligation to accept any order from DISTRIBUTOR after termination or notice of termination of this Agreement for any reason. Acceptance of any order from DISTRIBUTOR or any sale made to DISTRIBUTOR by ZOOM after the expiration of any term or after notice of termination or termination of this Agreement for any reason as set forth below shall not be construed as a renewal or extension hereof, nor as a waiver of any notice of termination, but in the absence of a new agreement covering such offers or sales signed on behalf of ZOOM, each such order and sale shall be deemed an individual purchase order governed by ZOOM'S general terms and conditions of sale.

     (b) Either party may terminate this agreement for material defaults or the other party, effective thirty (30) days following written notice to the defaulting party, unless, within said thirty (30) days, the party receiving notice remedies the default.

     (c) ZOOM may terminate this Agreement, effective immediately upon given notice to DISTRIBUTOR, in the event that (I) proceedings are instituted by DISTRIBUTOR in bankruptcy, reorganization, receivership, or dissolution and such proceedings have not been dismissed or otherwise terminated within sixty (60) days following the date they were initiated; or (iii) DISTRIBUTOR makes an assignment for the benefit of creditors.

     (d) ZOOM may terminate this Agreement, effective thirty (30) days following written notice to DISTRIBUTOR, IF (i) DISTRIBUTOR fails to submit purchase orders for, and pay ZOOM in full for PRODUCTS for the minimum amounts set forth in Section 7 above or (ii) ZOOM does not consent to DISTRIBUTOR'S activities pursuant to Section 18 above.

     (e) Upon termination of this Agreement by either party, DISTRIBUTOR will discontinue marketing the PRODUCTS and ZOOM will have the option, which may be exercised by notice to DISTRIBUTOR within fourteen (14) days following the effective date of termination, to repurchase any or all of DISTRIBUTOR'S remaining inventory of the PRODUCTS at the invoice price. If ZOOM does not elect to repurchase DISTRIBUTOR'S remaining inventory as provided above, DISTRIBUTOR may sell any PRODUCTS remaining in its inventory.

     (f) If this Agreement is terminated, then the party terminating the Agreement shall not be liable to the other for any damages, indemnification's, expenditures, loss of profits or prospective profits of any kind sustained or alleged to have been sustained or arising out of such Agreement, both parties hereby irrevocably waiver any such rights granted by the laws of their respective countries or of any other jurisdiction. Both parties hereby covenant and agree that they will bring no action or proceeding of any nature whatsoever in any court, before any tribunal, or under any arbitration proceeding providing for herein, seeking or claiming any such damages, indemnification, expenditures, loss of profits or prospective profits. Each party recognizes and acknowledges that the other party is entering into this Agreement in reliance upon and in consideration of the agreements and covenants contained herein.

     (g) Sections  4,8,9,10,11,12,13,15,17,19,21,22,23  and 24 shall all survive termination of this Agreement.

20.      Force Majeure

     Neither party shall be deemed to be in default pursuant to this Agreement, other than the obligation to make money payments, so long as its failure to perform any of its obligations hereunder is occasioned solely by fire, labor disturbance, laws, regulations, orders, requests, recommendations or instructions of any governmental authorities, acts of God, or any similar cause beyond such party's control.

21.      Compliance With Laws: USA Export Controls

     (a) ZOOM, at its expense and its name, shall obtain and shall own all permits for homologation or other regulatory approvals for the technical performance of the PRODUCTS or for the importation into and use within the TERRITORY, or other approvals required in the TERRITORY. DISTRIBUTOR shall render such assistance to ZOOM as ZOOM may reasonably request from time to time.

     (b) DISTRIBUTOR shall comply with all applicable laws, including but not limited to export control laws, anti boycott laws and the Foreign Corrupt Practices Act, which prohibits certain payments to third parties, in connection with its marketing, distribution, and sale of the PRODUCTS, including obtaining (at it's own expense) any and all governmental approvals and authorizations, other than as provided in subparagraph (a) above, that may be required. Further, DISTRIBUTOR shall, at is own expense, take any measure required within the TERRITORY to declare, record, file, notify, authenticate, or otherwise render valid this Agreement.

     (c) Without limiting the foregoing, DISTRIBUTOR agrees not to export, re-export, or permit the re-exportation of the PRODUCTS to any country now or hereafter included in the US Department of Commerce's list of countries to which exportation of the PRODUCTS is or may be restricted or prohibited, unless that exportation or re-exportation is specifically authorized by a special license issued by the U.S. Office of Export Administration. This provision shall not be interpreted to expand the definition of "Territory" set forth in Section 2(b) of this Agreement in any way.

22.      Execution and Controlling Law

     This Agreement shall be executed and accepted on behalf of ZOOM in the Commonwealth of Massachusetts by a duly authorized officer, only following signature by a duly authorized representative of DISTRIBUTOR. Except as otherwise set forth in Section 23: (a) the Commonwealth of Massachusetts, USA, shall be the place of performance of the Agreement and the venue for any legal disputes;(b) this Agreement shall be subject to the laws of the Commonwealth of Massachusetts, excluding it's choice of law rules; and (c) ZOOM and DISTRIBUTOR consent to be bound by the provisions of such laws regardless of the forum in which such laws are applied. The Vienna Convention on the International Sale of Goods is expressly excluded from application.

23.      Arbitration of Disputes

     Any controversy or claim arising out of or relating to this Agreement or its breach, which the parties fail to resolve by agreement within fifteen (15) days of notice of such controversy or claim, shall be finally settled by binding arbitration under the rules and auspices of the London Court of International Arbitration, in London, England, by a single arbitrator with experience in commercial arbitration selected by the President of the LCIA, who shall apply the laws of the Commonwealth of Massachusetts or, if the application of such laws shall be prohibited by the country which DISTRIBUTOR is domiciled, then any disputes arising hereunder shall be submitted to the courts of the Commonwealth of Massachusetts, to whose jurisdiction the parties hereby consent, for settlement under the laws of the Commonwealth of Massachusetts. The language of the arbitration shall be English. The parties hereby submit to such arbitration and to the enforcement of any award resulting therefrom by any court of competent jurisdiction.

24.      Language

     The official language of this Agreement is English. In the event of any difference in the meaning between English and translated text, the English text shall govern. It shall be the obligation of DISTRIBUTOR to comply with any laws in the TERRITORY requiring PRODUCT literature to be presented in a language other than English. If any translations of the Agreement are required for import of PRODUCTS into the TERRITORY, the DISTRIBUTOR will furnish a qualified interpreter to make such translations at DISTRIBUTOR'S expense.

25.      Amendments

     This Agreement may not be changed or amended unless in writing signed by both parties.

26.      Entire Agreement

     This Agreement contains the entire agreement of the parties, and supersedes all prior agreements, understandings, representations, conditions, warranties, and covenants, whether oral or written, between ZOOM and DISTRIBUTOR.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above- written,


DISTRIBUTOR                               ZOOM
/s/ Ibrihim Sevilmis                      /s/ Terry Manning
---------------------------------         --------------------------------------
Ibrahim Sevilmis, General Manager         Terry Manning, Vice President of Sales